Exhibit 4.9

EXECUTED

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of July 27, 2020, among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of June 5, 2015 (as previously amended, supplemented and/or modified from time to time, the “Indenture”), providing for the issuance of the Company’s 5.75% Senior Subordinated Notes due 2025 (the “Securities”);

WHEREAS, $600,000,000 in aggregate principal amount of the Securities is currently outstanding;

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides, among other things, that the Company and the Trustee may modify or amend this Indenture or the Securities without notice to any Holder but with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for the Securities);

WHEREAS, the Company has (i) offered to exchange (the “Exchange Offer”) the Securities held by certain holders for new 10%/12% Cash/PIK Toggle Second Lien Subordinated Secured Notes due 2026 and (ii) has solicited consents from certain holders of the Securities to amend the Indenture;

WHEREAS, the Company has received, and has delivered to the Trustee evidence of, the consent of the holders of at least a majority in aggregate principal amount of the Securities then outstanding voting as a single class;

WHEREAS, the Company requests the Trustee to join it in the execution and delivery of this Fourth Supplemental Indenture, and in accordance with Sections 9.06, 13.04 and 13.05 of the Indenture the Company has delivered to the Trustee simultaneously with the execution and delivery of this Fourth Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel relating to this Fourth Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been met and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND SECURITIES

Section 1.1. Amendments to Articles Four, Five, Six and Eleven of the Indenture.

(a) The Indenture is hereby amended by deleting the following Sections of the Indenture and all references and definitions related solely thereto in their entirety:

•	Section 4.05 (Limitation on Consolidated Indebtedness);

•	Section 4.06 (Limitation on Restricted Payments);

•	Section 4.07 (Limitation on Liens);

•	Section 4.08 (Limitation on Transactions with Affiliates);

•	Section 4.09 (Limitation on Senior Subordinated Indebtedness);

•	Section 4.10 (Future Guarantors);

•	Section 4.11 (Change of Control); and

All such deleted Sections are replaced with “[Intentionally Omitted].”

(b)  Section 5.01 of the Indenture (Consolidation) is hereby amended and restated in its entirety by the following:

“Section 5.01. Consolidation. The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person unless:

(a)         (i) either the Company shall be the continuing corporation or (ii) the Person formed by such consolidation or into which the Company is merged shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee all of the Obligations of the Company under the Securities and the Indenture; and

(b)            the Company has delivered, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger, and such supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with.”

(c) Section 5.02 of the Indenture (Successor Substituted) is hereby amended and restated in its entirety, for purposes of making changes conforming to the amendments to Section 5.01, by the following:

“Section 5.02. Successor Substituted. Upon any consolidation or merger, the successor corporation formed by such consolidation or into which the Company is merged, shall succeed to, shall be substituted for and may exercise every right and power of the Company under the Securities and this Indenture, with the same effect as if such successor corporation had been named as the Company herein. In the event of any transaction described and listed in Section 5.01 in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the Securities and this Indenture.”

(d) Clauses (e), (f), (g), (h), (i) and (j) of Section 6.01 (Events of Default) are hereby deleted in their entirety and replaced with “[Intentionally Omitted],” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(e) Section 11.03(b) of the Indenture (Limitation on Liability; Termination, Release and Discharge) is hereby amended and restated in its entirety by the following:

“(b)          In addition, the Company shall not permit any Guarantor to consolidate with or merge with or into any person (other than another Guarantor), unless:

(i)            the resulting or surviving Person (if not such Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee all of the Obligations of such Guarantor under its Subsidiary Guarantee; and

(ii)            the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger, and such supplemental indenture (if any) comply with the Indenture.”

Upon the sale or disposition of a Guarantor (by merger or consolidation) and whether or not the Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Subsidiary, such Guarantor will be automatically released from all its obligations under this Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee will terminate; provided, however, that (1) the sale or other disposition in in compliance with this Indenture and (2) all the obligations of such Guarantor under the Credit Agreement and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

Section 1.2 Release of guarantees. Each Guarantor is hereby released and discharged of its Obligations under the Indenture and its Subsidiary Guarantee.

Section 1.3 Amendments To Securities. The Securities are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Fourth Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.2 INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 2.3 PARTIES. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Fourth Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 2.4 GOVERNING LAW. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.5 SUCCESSORS. All agreements of the Company in this Fourth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

Section 2.6 COUNTERPARTS. The parties may sign any number of copies of this Fourth Supplemental Indenture. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture for all purposes and may be used in lieu of the original Fourth Supplemental Indenture. Signatures of parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 2.7 SEVERABILITY. In case any provision in this Fourth Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.8 THE TRUSTEE. The Trustee accepts the amendments of the Indenture effected by this Fourth Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Fourth Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture, the Exchange Offer, the consents of the holders of the Securities, any document used in connection with the solicitation of consents or the Exchange Offer, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Trustee assumes no responsibility for the same.

Section 2.9 EFFECTIVENESS. The provisions of this Fourth Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the amendments set forth in Article I of this Fourth Supplemental Indenture shall become operative only upon the consummation of the Exchange Offer. The Company shall notify the Trustee promptly after the Exchange Offer is consummated or after the Company shall determine that the Exchange Offer will not be consummated. The Company, by providing notice to the Trustee of the consummation of the Exchange Offer, hereby represents, warrants, and certifies to the Trustee that the holders of at least a majority in aggregate principal amount of the Securities outstanding have provided consents to the execution of this Fourth Supplemental Indenture.

Section 2.10 EFFECT OF HEADINGS. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Fourth Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

Dated: July 27, 2020

AMC ENTERTAINMENT HOLDINGS INC.

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to fourth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President

[Signature Page to fourth Supplemental Indenture]